PROXY
FARMER BROS. CO. ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 29, 1999 This proxy is solicited on behalf of the Board of Directors

	The undersigned hereby appoints ROY F. FARMER, GUENTER W. BERGER and LEWIS
A. COFFMAN, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Farmer Bros. Co. held of record by the undersigned, at the annual meeting of shareholders to be held on November 29, 1999, and any adjournments thereof.

	THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ALL OF MANAGEMENT'S NOMINEES NAMED BELOW AND FOR ITEM 2.

	You are requested to date and sign this proxy and return it in the enclosed envelope. This proxy will not be used if you attend the meeting and vote in person.

	Shares of common stock
	NOTE: Please date this proxy and sign it exactly as your name or names appear hereon, and return promptly in the enclosed envelope. Executors, administrators, trustees, etc., should so indicate when signing. If the signature is for a corporation, please sign full corporate name by authorized officer. If shares are registered in more than one name, all holders must sign.

(continued, and to be marked, dated and signed, on the other side)

The Board of Directors recommends a vote FOR items 1 and 2.

Item 1 - 	ELECTION OF DIRECTORS
								  WITHHELD
		Nominees:			 FOR ALL	  FOR ALL
		Roy F. Farmer
		Roy E. Farmer
		Guenter W. Berger
		Lewis A. Coffman
		Catherine E. Crowe
		John M. Anglin

WITHHELD FOR:    (write that nominee's name on the space provided below).

			__________________________________________________


Item 2 - 	APPOINTMENT OF
		ERNST & YOUNG LLP
		as the independent
		public accountants

Discretionary authority is conferred as to matters for which a grant of such authority is proper.

Farmer Bros. Co.
20333 South Normandie Avenue
Torrance, California 90502


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held November 29, 1999


	NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Farmer Bros. Co. will be held at the main office of the Company located at 20333 South Normandie Ave., Torrance, California, on Monday, November 29, 1999 at 10:00 o'clock a.m., Los Angeles time, for considering and acting upon the following:

	1.	The election of a board of six directors to serve until the next
Annual Meeting or until their successors are duly elected and qualify;

	2.	Approval of the appointment of Ernst & Young LLP as the independent public accountants of Farmer Bros. Co. for the year ending June 30, 2000;

	3.	Any and all other matters that may properly come before the meeting or any adjournment thereof.

	Only holders of common stock of record at the close of business on October 15, 1999 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

	MANAGEMENT HOPES YOU WILL ATTEND THE MEETING, BUT IF YOU CANNOT BE THERE, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.



	DAVID W. UHLEY
	Secretary








Torrance, California
November 5, 1999

Farmer Bros. Co.
20333 South Normandie Avenue
Torrance, California 90502



PROXY STATEMENT

	This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies from holders of common stock of Farmer Bros. Co. (hereinafter called the "Company") for the Annual Meeting of Shareholders of the Company to be held at 20333 South Normandie Avenue, Torrance, California on Monday, November 29, 1999 at 10:00 o'clock a.m., and for any adjournment thereof.

	The cost of soliciting proxies by the Board of Directors will be borne by the Company. Such solicitation will be made primarily by mail. In addition, certain directors, officers or regular employees of the Company may solicit proxies by telephone or other device or in person.

	The mailing of proxy materials will commence on or about November 5, 1999. The Company will request known nominees to forward proxy materials to the beneficial owners of the Company's shares.

	On the October 15, 1999 record date, the Company had outstanding 1,926,414 shares of common stock. The Company has no other class of securities outstanding. Only holders of shares of common stock of record at the close of business on that date will be entitled to notice of and to vote at the meeting or any adjournment thereof, and each such holder present or represented at the meeting will be entitled to one vote for each share of common stock held. In electing directors a shareholder may not cumulate his or her vote.
Shareholders are entitled to only one vote per share with the six nominees receiving the highest number of votes being elected.

	Shares of common stock represented by proxies received will be voted: (1) unless authority is withheld, for the election of the nominees listed on page 3 as directors; and (2) unless otherwise specified, for approval of the appointment of Ernst & Young LLP as the Company's independent public accountants for the ensuing year. In the event that one or more of said nominees should become unavailable to serve as a director for any reason, the proxy holders will vote the shares for such other person, if any, as shall be designated by the Board of Directors.

	Any proxy delivered in the form enclosed may be revoked by the person executing it at any time prior to the voting thereof.

OWNERSHIP OF COMMON STOCK

Principal Shareholders

	The following are all persons known to management who own beneficially more than 5% of the Company's common stock (as of October 15, 1999):

                  			Amount and Nature	      Percent
 Name and Address of          	    of Beneficial 	  of
  Beneficial Owner	                 Ownership(1)    	Class

Roy F. Farmer                  833,162 shares(2)       43.25%
c/o Farmer Bros. Co.
20333 South Normandie Ave.
Torrance, California 90502

Catherine E. Crowe             203,430 shares (3)(4)   10.56%
c/o Farmer Bros. Co.
20333 South Normandie Ave.
Torrance, California 90502


	According to a Schedule 13G filing with the Securities and Exchange Commission dated June 10, 1999, filed by Franklin Mutual Advisers, LLC, Franklin Mutual Advisers, LLC at that date owned beneficially 188,988 shares (9.8%). Franklin Mutual Advisers, LLC, is reported to have sole voting and investment power over these shares.

(1) Sole voting and investment power.
(2) Includes 171,041 shares owned outright by Mr. Farmer and his wife as trustees of a revocable living trust and 662,121 shares held by various trusts of which Mr. Farmer is sole trustee. Mr. Farmer disclaims beneficial ownership of said 662,121 shares. Excludes 1,849 shares owned by his wife in which Mr. Farmer disclaims any beneficial interest, and excludes shares held by a family trust of which Mr. Farmer formerly was trustee and which shares formerly were reported by Mr. Farmer.
(3) Excludes 9,900 shares held by trusts for Mrs. Crowe's benefit. Mr. Farmer is sole trustee of said trusts and said shares are included in his reported holdings.
(4) During the Company's 1995 fiscal year, a loan in the amount of $739,500 was made to Steven Crowe, son of Catherine Crowe, a director of the Company. The loan was made for the purpose of enabling him to purchase a residence. The loan is collateralized by a deed of trust against the residence and a pledge of 2,400 shares of Farmer Bros. Co. stock held in trust for Steven Crowe. The Company receives interest at the rate of 8.75% per annum. As of October 16, 1999, a total of $718,429 remains outstanding.

Management Shareholdings

	The following sets forth the beneficial ownership of the common stock of the Company by each director and nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group:

			                      Number of Shares	         Percent
           			               and Nature of	           of
	Name	                  Beneficial Ownership(1)     Class
Roy F. Farmer	    (See "Principal Shareholders," supra)
Guenter W. Berger                   500 (2)            8
Lewis A. Coffman                     15 (3)            *
Catherine E. Crowe	(See "Principal Shareholders," supra)
Roy E. Farmer                    38,211 (4)         1.98%
John M. Anglin                     None                -
Kenneth R. Carson                   250                *
John E. Simmons                     350 (3)            *
All directors and executive officers
 as a group (9 persons)       1,075,903            55.85%

(1) Sole voting and investment power unless indicated otherwise in following footnotes.
(2) Held in trust with voting and investment power shared by Mr. Berger and his wife.
(3) Voting and investment power shared with spouse.
(4) Includes 4,000 shares owned outright by Mr. Farmer and 34,211 shares held by various trusts of which Mr. Farmer is sole trustee.
*  Less than 1%.

PROPOSAL ONE:
ELECTION OF DIRECTORS

	Six directors are to be elected at the meeting, each to serve for the ensuing year and until his or her successor is elected and qualifies. All of the nominees are presently directors of the Company. All of the present directors were elected to their current term by the shareholders. All of the nominees have consented to be named and have indicated their intent to serve if elected. None of the nominees is a director of any other publicly-held company. The names of the nominees for election as directors are set forth below, and the following information is furnished with respect to them:

			                           Served as a Director	   Principal
	  Name	               Age     Continuously Since	    Occupation

Roy F. Farmer(1)       83	           1951	        Chairman and Chief Executive
                               				                         Officer

Roy E. Farmer(1)       47	           1993         President and Chief Operating
                                                            Officer

Guenter W. Berger      62	           1980	        Vice President - Production.

Lewis A. Coffman       80	           1983	        Retired  (formerly Vice
                                                         President - Sales)

Catherine E. Crowe(1)  81            1981         Private Investor

John M. Anglin(2)      52            1985         Partner in Law Firm of
                                                  Walker, Wright, Tyler & Ward,
                                                  Los Angeles

(1) Roy F. Farmer is the father of Roy E. Farmer.  Roy F. Farmer and Catherine
E. Crowe are siblings.
(2) Walker, Wright, Tyler & Ward provides legal services to the Company.

PROPOSAL TWO:

APPROVAL OF PUBLIC ACCOUNTANTS

	Subject to the approval of the shareholders, the firm of Ernst & Young LLP has been appointed by the Board as the Company's independent public accountants for the year ending June 30, 2000, subject to the Board's right to change firms should it deem such a change to be in the best interests of the Company. Ernst
& Young LLP was retained in 1997 as the Company's independent public accountants. It has no direct financial interest or any material indirect financial interest in the Company or its subsidiaries. During the past three years, it has had no connection with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

	A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires to do so.

Recommendation
	The Board of Directors recommends a vote "FOR" approval of the appointment of Ernst & Young LLP.

OTHER MATTERS

Voting Requirements
	Under the California General Corporation Law and the Company's Bylaws, the nominees receiving the highest number of votes will be elected as directors of the Company. The approval of the public accountants requires the affirmative vote of a majority of those shares represented at the meeting in person or by proxy. A quorum consisting of a majority of the outstanding shares of common stock must be present at the meeting in person or by proxy to transact business. Votes will be counted by those persons appointed to act as inspectors of the election. Abstentions and broker non-votes will not be counted as voted either "for" or "against" any matter but will be counted in determining whether a quorum exists.

Director and Committee Meetings
	The Board of Directors met four times during fiscal 1999. No director receives fees or expense reimbursements for his or her attendance at the meetings, except Mr. Anglin who was paid an hourly fee of $265 for each meeting attended.

	Messrs. Anglin and Coffman and Mrs. Crowe constitute the Audit Committee and also constitute the Compensation Committee. The Audit Committee met once in fiscal 1999. The Compensation Committee met once in fiscal 1999 and three times shortly thereafter. (See "Report of Compensation Committee on Executive Compensation", infra.) The functions of the Audit Committee are to recommend to the Board of Directors the independent public accountants to be retained by the Company annually, to meet with such accountants to discuss the results of the audit and the accountants' recommendations concerning accounting and related functions, and to discuss those recommendations with the Board of Directors.
The Compensation Committee makes all determinations with respect to executive compensation and administers the Company's Incentive Compensation Plan.

Summary Compensation Table
	The following table sets forth all remuneration paid to the Chief Executive Officer and the four other most highly compensated officers whose total compensation during the last fiscal year exceeded $100,000, for services in all capacities to the Company and its subsidiaries.

		           	           Annual
Name and Principal  Fiscal       Compensation	  Other Annual	All Other
Position	        Year 	Salary   Bonus(1) Compensation  Compensation (8)

ROY F. FARMER  	  1999   $1,000,000(2)$3,500,000   $    __       $88,154(3)
Chairman and      1998   $________    $________    $997,856(4)(5)$90,891(3)
C.E.O.         	  1997   $________    $________      (6)       	 $ 3,488

ROY E. FARMER     1999   $  252,542   $  250,000   $ 44,800(7)   $   305
President and     1998   $  233,400   $________    $______       $   267
C.O.O.            1997   $  223,800   $________    $______       $   217

GUENTER W. BERGER 1999   $  215,951   $  100,000   $  4,340(7)   $   470
Vice President,	  1998   $  198,600   $________    $______       $   420
Production        1997   $  190,200   $________    $______       $   375

KENNETH R. CARSON 1999   $  189,503   $   75,000   $  5,908(7)   $   306
Vice President,   1998   $  174,600   $_______     $______       $   281
Sales             1997   $  167,400   $_______     $______       $   256

JOHN E. SIMMONS	  1999   $  169,447   $   75,000   $  5,600(7)   $   153
Treasurer         1998   $  158,400   $_______     $______       $   140
                  1997   $  151,200   $_______     $______       $   128

(1) The Company made its first awards since 1987 under its Incentive Compensation Plan. The awards were based primarily upon the Company's record earnings achieved in fiscal 1998 and 1999. Roy F. Farmer's award has been deferred until death or retirement. The awards to the other officers were paid currently (See "Report of Compensation Committee on Executive Compensation," infra).
(2) From January 1, 1988 to January 31, 1998, Mr. Farmer's compensation had been set pursuant to an Employment Contract with the Company. For fiscal 1999, the Compensation Committee awarded Mr. Farmer a salary of $1,000,000 inclusive of all amounts which would be included in income for purposes of the $1 million deduction limitation under Internal Revenue Code Section 162(m) (See "Report of Compensation Committee on Executive Compensation," infra).
(3) The amount shown for Roy F. Farmer for 1998 and 1999 represents P.S.58 costs of the two split-dollar insurance policies purchased pursuant to the prior employment agreement with Mr. Farmer plus the dollar value of the benefit to him under the Company's executive life insurance plan.
(4) Includes a payment by the Company of a $688,634 premium on a life insurance policy insuring Mr. Farmer's life and benefitting Mr. Farmer's family exclusively and cash payments totaling $309,222.
(5) Excludes an unsecured loan made to Mr. Farmer in September, 1998 in the principal amount of $252,472 to assist him in paying income taxes, which loan was fully repaid with interest in September, 1999.
(6) Pursuant to the prior employment agreement with Mr. Farmer, the Company paid premiums on two split-dollar insurance policies, one insuring the life of Mr. Farmer and the other insuring the joint lives of Mr. Farmer and his wife. A trust for the benefit of Mr. Farmer's family is the owner and beneficiary of these policies subject to an assignment to the Company of a collateral interest in the policies designed to refund to the Company the aggregate premiums paid by it ($606,066 in fiscal 1997). Because of the collateral assignment, only the cash value earned on the policies in excess of the premiums paid by the Company accrues to Mr. Farmer or his trust. In addition, a cash amount of $150,853 related to these policies was paid to Mr. Farmer in fiscal 1997.
(7) Compensation element of purchase of shares from the Company at a price below market on the date of purchase.
(8) Except as stated in footnote (3), the amount shown represents the dollar value of the benefit to the executive officer for the years shown under the Company's executive life insurance plan.

Retirement Plan
	The following table shows estimated annual benefits payable under the Company's retirement plan upon retirement at age 62 to persons at various average compensation levels and years of credited service based on a straight life annuity. The retirement plan is a contributory defined benefit plan covering all non-union Company employees. The following figures assume that employee contributions (2% of annual gross earnings) are made throughout the employees' first five years of service and are not withdrawn. After five years of participation in the plan, employees make no further contributions. Benefits under a predecessor plan are included in the following figures. Maximum annual combined benefits under both plans generally cannot exceed the lesser of $120,000 or the average of the employee's highest three years of compensation.


Annualized Pension Compensation		Credited Years of Service
for Highest 60 Consecutive Months
 in Last Ten Years of Employment
       	              15       20       25       30       35

$100,000           $22,500  $30,000  $37,500 $ 45,000 $ 52,500
 125,000           $28,125  $37,500  $46,875 $ 56,250 $ 65,625
 150,000           $33,750  $45,000  $56,250 $ 67,500 $ 78,750
 175,000           $39,375  $52,500  $65,625 $ 78,750 $ 91,875
 200,000           $45,000  $60,000  $75,000 $ 90,000 $105,000
 225,000           $50,625  $67,500  $84,375 $101,250 $118,125
 250,000           $56,250  $75,000  $93,750 $112,500 $120,000

	Note: Table does not reflect Internal Revenue Code Section 401(a)(17) restrictions that might limit benefits in the future.

	The earnings of executive officers by which benefits in part are measured consist of the amounts reportable under "Annual Compensation" in the Summary Compensation Table less certain allowance items (none in 1999).

	Credited years of service through December 31, 1998 were as follows:
Guenter W. Berger - 34 years; Roy E. Farmer - 22 years; Kenneth R. Carson - 33 years; John E. Simmons - 17 years. After 37 years of credited service, Roy F. Farmer began receiving maximum benefits during fiscal 1988.

	The above straight life annuity amounts are not subject to deductions for Social Security or other offsets. Other payment options, one of which is integrated with Social Security benefits, are available.

Compensation Committee Interlocks and Insider Participation
	The Compensation Committee is comprised of John M. Anglin, a director, Lewis A. Coffman, a director and retired executive officer of the Company, and Catherine E. Crowe, a director, principal shareholder (see "Principal Shareholders," supra) and sibling of Mr. Roy F. Farmer, the Chairman and Chief Executive Officer of the Company.

Report of Compensation Committee on Executive Compensation
	The Compensation Committee is responsible for determining the compensation of executive officers and administering the Company's Incentive Compensation
Plan.  The Committee serves pursuant to grant of authority by the Company's
Board of Directors.  The Committee met one time during fiscal year ended June
30, 1999 and three times shortly thereafter to discuss executive compensation for that year.

	Compensation Philosophy and Objectives
	The Committee believes that once base salaries of executive officers are established at competitive levels, increases should generally reflect cost of living changes and that individual performance should be rewarded by bonuses or other incentive compensation awards. The Committee believes that most of the officers will be incentivized to a greater degree by such a program.

	Chief Executive Officer Compensation
	Since expiration of Roy F. Farmer's employment contract in 1998, the matter of Roy F. Farmer's compensation was not addressed in a comprehensive manner until the Committee received a comparative compensation study prepared by Ernst & Young LLP in October 1998, and supplemented in June, 1999.

	The Committee accepted the conclusion of the Ernst & Young LLP studies that a competitive range of total direct compensation for Roy F. Farmer, based on the total direct compensation paid to CEO's of companies deemed comparable by Ernst & Young LLP, was in the range of $669,700 to $1,444,000. The term "total direct compensation", as used in the Ernst & Young LLP studies, does not include retirement benefits (including pension plans, 401(k) plans, deferred compensation plans and supplemental retirement plans or split-dollar life insurance programs) typically provided to CEO's of successful companies.

	The Committee determined that Roy F. Farmer's compensation for the fiscal year ended June 30, 1999, excluding the award under the Company's Incentive Compensation Plan (see below), be $1 million inclusive of all amounts which would be included in his compensation for purposes of the $1 million limitation imposed by Internal Revenue Code Section 162(m) on the Company's income tax deduction for current compensation paid to Mr. Farmer.

	Incentive Compensation Plan
	For the first time since 1987, awards were made under the Company's Incentive Compensation Plan (the "Plan"). The Committee felt that awards were particularly appropriate in light of the record earnings achieved by the Company in fiscal 1998 and 1999.

	Under the provisions of the Plan, a percentage of the Company's annual pre-tax income is made available for cash or deferred awards. The percentage varies from 3% of pre-tax income over $14 million to 6% of pre-tax income of $24 million or more. For the period 1993-1999 alone, the pool available for awards under the Incentive Compensation Plan was $14,316,000, $6 million of which was due to the Company's record performance in fiscal 1998 and 1999. Of the available pool, the Committee awarded a total of $4,025,000 of which $3.5 million was awarded to Roy F. Farmer, the Company's Chief Executive Officer, and $525,000 in toto was awarded to the other executive officers.

	The award to Roy F. Farmer is payable in five annual installments commencing upon retirement. The unpaid balance of the award is payable upon death. Under the terms of the Plan, the unpaid balance of deferred awards is increased by a growth factor keyed to the Company's average return on invested funds. Under Plan provisions, the unpaid portion of deferred awards is forfeited in the event the recipient engages in activities competitive with the Company or is guilty of malfeasance.

	In making the award to Roy F. Farmer, the Compensation Committee was motivated primarily by the record earnings achieved by the Company in 1998 and 1999 and Mr. Farmer's substantial contribution to those results. The Compensation Committee also considered the conclusion reached in the Ernst & Young LLP comparative compensation studies that for the period 1983-1997, Mr. Farmer had been undercompensated in the range of approximately $6 million to $9.5 million. Mrs. Crowe voted against the award to Roy F. Farmer under the Plan.

	(The foregoing report will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 unless the Company specifically incorporates this report by reference.
This report shall not otherwise be deemed soliciting material or be deemed filed under such Acts.)



							Lewis A. Coffman
							Catherine E. Crowe
							John M. Anglin

Performance Graph
           Comparison of Five-Year Cumulative Total Return*
Farmer Bros. Co., Russell 2000 Index and Value Line Food Processing Index

                    1994      1995    1996    1997    1998    1999
Farmer Bros. Co.   100.00    101.24  115.95  108.50  208.09  178.99
Russell 2000 Index 100.00    119.87  148.44  172.67  200.52  202.26
Food Processing	   100.00    125.94  149.19  221.17  298.46  286.15


Assumes $100 invested at the close of trading 6/30/94 in Farmer Bros. Co. common stock, Russell 2000 Index, and the Value Line Food Processing Index.

*Cumulative total return assumes reinvestment of dividends.

Source: Value Line, Inc.
Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

CLOSING DATE FOR PROPOSALS BY SHAREHOLDERS

	Shareholders who wish to present proposals at the 2000 Annual Meeting must submit those proposals in writing to the Secretary of the Company no later than July 1, 2000.

Compliance with Section 16(a) of the Exchange Act
	Based on a review of filing received by it and a representation from Company officers and directors, the Company believes that all filing requirements applicable to Company officers and directors were met for fiscal 1999.

Other Business
	Management does not know of any other matters to be brought before the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment on such matters.


					By Order of the Board of Directors
					David W. Uhley
						Secretary


November 5, 1999